Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-101027 and No. 333-101029 on Form S-3 and Nos. 33-28593, 33-00159, 33-52681, 33-40346, 33-41202, 333-05097, 333-17629, 333-18619, 333-39305, 333-39303, 333-71693, 333-31098, 333-31096, 333-35818, 333-54308, 333-56690, 333-72244, 333-97759, 333-98193, 333-88990, 333-110135 and 333-110136 on Form S-8 of Olin Corporation of our report dated February 11, 2005, with respect to the financial statements of SunBelt Chlor Alkali Partnership included in the Annual Report (Form 10-K/A) of Olin Corporation for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

March 4, 2005